EXHIBIT 21.1

Subsidiaries of the Registrant as of December 31, 2017	Jurisdiction of Incorporation

Esterel Technologies, Inc.	California

Gear Design Solutions, Inc.	Delaware

Fluent China Holdings Limited	Barbados

ANSYS Belgium, S.A.	Belgium

ANSYS Canada Limited	Canada

2011767 Ontario Inc.	Canada

ANSYS France SAS	France

Esterel Technologies, SAS	France

ANSYS Germany GmbH	Germany

ANSYS medini Technologies AG	Germany

ANSYS Hong Kong Ltd.	Hong Kong

ANSYS Software Private Limited	India

Apache Design Solutions Private Ltd.	India

Sequence Design India Private Ltd.	India

ANSYS Software Ltd.	Israel

ANSYS Italia, Srl.	Italy

ANSYS Japan K.K.	Japan

ANSYS Korea LLC	Korea

ANSYS Luxembourg Holding Company sarl	Luxembourg

ANSYS Luxembourg Sarl	Luxembourg

Fluent Software (Shanghai) Co., Limited	People's Republic of China

ANSYS-Fluent (Shanghai) Engineering Software Trading Co., Ltd.	People's Republic of China

Apache Science and Technology (Shanghai) Co. Ltd.	People's Republic of China

Apache Design Solutions, Inc.	People's Republic of China

ANSYS OOO	Russia

ANSYS Singapore Ltd.	Singapore

ANSYS Iberia S.L.	Spain

ANSYS Sweden, AB	Sweden

ANSYS Switzerland GmbH	Switzerland

Taiwan ANSYS Technologies Co.	Taiwan

ANSYS UK Limited	United Kingdom

Computational Engineering, Inc.	North Carolina

CEI GmbH	Germany

CEI Software Co., Ltd.	Japan

Computational Engineering India Pvt., Ltd.	India

3DSim LLC	Delaware